Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements presented below are based on, and should be read in conjunction with (i) the historical consolidated financial statements for SciClone Pharmaceuticals, Inc. (“SciClone”) included in its Annual Report on Form 10-K filed on March 31, 2011 and its Quarterly Report on Form 10-Q filed on May 10, 2011; and (ii) the historical financial statements of NovaMed Pharmaceuticals, Inc. (“NovaMed”) included in Sciclone’s Current Report on Form 8-K filed on July 5, 2011. The unaudited pro forma condensed combined balance sheet gives effect of SciClone’s acquisition of NovaMed as if it had occurred on March 31, 2011, and combines the historical balance sheets of SciClone and NovaMed as of March 31, 2011. The unaudited pro forma condensed combined statements of operations are presented as if the acquisition had occurred on January 1, 2010, and combines the historical results of operations of SciClone and NovaMed for the year ended December 31, 2010 and for the three months ended March 31, 2011. The historical financial information is adjusted to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of SciClone and NovaMed. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements presented below and with the separate historical financial statements of SciClone and NovaMed.

The unaudited pro forma adjustments related to the acquisition have been prepared using the acquisition method of accounting and are based on a preliminary purchase price allocation whereby the consideration exchanged to acquire NovaMed was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on analyses of fair values of identifiable tangible and intangible assets, deferred tax assets and liabilities and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed after SciClone obtains a final third-party valuation, performs its own assessments and reviews all available data. The final purchase price allocation will be performed using estimated fair values as of the acquisition. Differences between the preliminary and final purchase price allocations could have a material impact on the unaudited pro forma condensed combined financial statements and SciClone’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of NovaMed. No assurance can be given that cost savings, restructurings or integration cost savings will be realized.

The pro forma information is preliminary and is being furnished solely for informational purposes. The unaudited pro forma condensed combined financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated.

Pro forma adjustments are necessary to reflect the estimated purchase price, including the new equity structure, and to adjust NovaMed’s net tangible and intangible assets and liabilities to preliminary estimated fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets related to the pro forma adjustments.

The pro forma adjustments to NovaMed’s assets and liabilities and allocation of purchase price are preliminary and are based on SciClone management’s estimates of the fair value of the assets to be acquired and liabilities to be assumed. SciClone made estimates of fair value of the NovaMed assets acquired and liabilities assumed using reasonable assumptions based on historical experience and information obtained from NovaMed management.

SciClone Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2011

(In thousands)

	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	SciClone	NovaMed
ASSETS
Current assets:
Cash and cash equivalents	$70,100	$7,397	$(28,200	) (a)	$49,297
Short-term investments	761	—	—		761
Accounts receivable	21,387	7,508	—		28,895
Inventories	7,654	—	—		7,654
Prepaid expenses and other current assets	1,888	470	—		2,358

Total current assets	101,790	15,375	(28,200)		88,965
Property and equipment, net	538	83	—		621
Restricted investments	409	—	—		409
Intangible assets- customer contracts & relationships	—	—	46,080	(b)	46,080
Goodwill	—	—	31,964	(c)	31,964
Other assets	432	3,718	(3,718	) (d)	432

Total assets	$103,169	$19,176	$46,126		$168,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,690	$920	$—		$3,610
Accrued liabilities and other current liabilities	10,415	4,841	—		15,526
Derivative liabilities	—	162	(162	) (e)	—
Convertible promissory note	—	3,338	(3,338	) (e)	—

Total current liabilities	13,105	9,261	(3,500)		18,866
Long-term borrowing on line of credit	2,500	—	—		2,500
Liability for contingent consideration, non-current	—	—	18,870	(f)	18,870
Deferred tax liability, net	—	—	9,141	(g)	9,141
Other long-term liabilities	826	—	—		826
Commitments and contingencies
Preferred stock	—	23,673	(23,673	) (h)	—
Stockholders’ equity:
Common stock	48	1	7	(h)	56
Additional paid-in capital	226,538	4,983	26,539	(h)	258,060
Accumulated other comprehensive income (loss)	127	(418)	418	(h)	127
Accumulated deficit	(139,975)	(18,324)	18,324	(h)	(139,975)

Total stockholders’ equity	86,738	(13,758)	45,288		118,268

Total liabilities and stockholders’ equity	$103,169	$19,176	$46,126		$168,471

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

SciClone Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2011

(In thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	SciClone	NovaMed

Revenues:
Product sales	$21,662	$389			$22,051
Promotion services	—	6,117	(329	) (1)	5,788

Total revenues	21,662	6,506	(329)		27,839
Less: Sales taxes and surcharge	—	(329)	329	(1)	—

Net revenues	21,662	6,177	—		27,839

Cost of revenues:
Product sales	3,103	370	(50	) (2)	3,423
Promotion services	—	6,250	—		6,250

Total Cost of Revenues	3,103	6,620	(50)		9,673

Operating expenses:					—
Research and development	3,109	—	—		3,109
Sales and marketing	5,228	475	—		5,703
General and administrative	5,958	623	—		6,581
Amortization of acquired intangible assets	—	—	853	(2)	853

Total operating expenses	14,295	1,098	853		16,246

Income (loss) from operations	4,264	(1,541)	(803)		1,920

Non-operating income (expense):
Interest and investment income	20	—	—		20
Interest and investment expense	(57)	(174)	66	(3)	(165)
Other income (expense), net	15	184	(184	) (4)	15

Income (loss) before provision for income tax	4,242	(1,531)	(921)		1,790
Provision for income tax	393	—	(504	) (5)	(111)

Net income (loss)	$3,849	$(1,531)	$(417)		$1,901

Net income per share:
Basic net income per share	$0.08				$0.03
Diluted net income per share	$0.08				$0.03

Shares used in computing net income per share:
Basic	48,020		8,298		56,318
Diluted	50,402		8,298		58,700

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

SciClone Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2010

(In thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	SciClone	NovaMed

Revenues:
Product sales	$85,112	$6,982	$—		$92,094
Promotion services	—	24,426	(1,301	) (6)	23,125

Total revenues	85,112	31,408	(1,301)		115,219
Less: Sales taxes and surcharge	—	(1,301)	1,301	(6)	—

Net revenues	85,112	30,107	—		115,219

Cost of revenues:
Product sales	12,691	4,465	(200	) (7)	16,956
Promotion services	—	21,937	(77	) (7)	21,860

Total cost of revenues	12,691	26,402	(277)		38,816

Operating expenses:					—
Research and development	12,415	—	—		12,415
Sales and marketing	22,006	1,570	—		23,576
General and administrative	15,606	2,917	—		18,523
Amortization of acquired intangible assets	—	—	3,413	(7)	3,413

Total operating expenses	50,027	4,487	3,413		57,927

Income (loss) from operations	22,394	(782)	(3,136)		18,476

Non-operating income (expense):
Interest and investment income	105	—	—		105
Interest and investment expense	(195)	(204)	103	(8)	(296)
Other income (expense), net	953	(73)	68	(9)	948

Income (loss) before provision for income tax	23,257	(1,059)	(2,965)		19,233
Provision for income tax	2,176	—	(987	) (10)	1,189

Net income (loss)	$21,081	$(1,059)	$(1,978)		$18,044

Net income per share:
Basic net income per share	$0.44				$0.32
Diluted net income per share	$0.43				$0.31

Shares used in computing net income per share:
Basic	47,624		8,298		55,922
Diluted	49,414		8,298		57,712

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On April 18, 2011 SciClone Pharmaceuticals, Inc. (“SciClone” or the” Company”) acquired NovaMed Pharmaceuticals, Inc. (“NovaMed”) pursuant to the terms of a Share Purchase Agreement (the “Agreement”) dated April 18, 2011 between SciClone, NovaMed, the shareholders of NovaMed and SciClone Pharmaceuticals Hong Kong Limited, a wholly-owned subsidiary of SciClone. Under the terms of the Agreement, the purchase price is comprised of up-front payments of approximately $24.7 million in cash and 8,298,110 shares of SciClone common stock valued at approximately $37.1 million (based upon the closing price of $4.47 on the NASDAQ stock market on April 18, 2011) and a contingent right to receive additional cash consideration of up to $43.0 million (the “earn out” or “contingent consideration”), based upon achievement of revenue and earnings targets for the 2011 and 2012 fiscal years.

Under the Agreement the earn-out is based upon certain financial performance metrics, including a revenue-based formula and an adjusted EBITDA (earnings before interest, depreciation and taxes) based formula. The earn-out is intended to provide additional consideration to the NovaMed shareholders primarily based upon the financial performance of the Company’s business in China. Therefore the earn-out targets will not be based on any line item in SciClone’s consolidated financial results.

The earn-out provisions provide that: (i) if cumulative revenue in China for legacy NovaMed products for the two fiscal years ending December 31, 2012 exceed $94.2 million, a cash payment ranging from $9.2 million to $11.5 million will be paid, with the full amount payable if such revenue is $117.8 million or more; and (ii) if adjusted EBITDA for the two year period ending December 31, 2012 exceeds $91.8 million, a cash payment from $17.2 million to $21.5 million will be paid with the full amount payable if such adjusted EBITDA is $137.8 million or more.

Adjusted EBITDA is defined in the Agreement to exclude certain expenses which are not generally related to operating results in China, including SciClone’s U.S. research and development expense, certain share-based compensation, license fees paid by SciClone for new products, certain legal and advisory fees related to the Agreement or to change-in-control transactions, and certain fees and expenses, including legal fees and governmental fines or settlements paid with respect to the pending formal, non-public investigation being conducted by the U.S. Securities and Exchange Commission (“SEC”).

The earn-out provisions are subject to a number of adjustments and acceleration provisions. The total earn-out payments described above may be increased by $10.0 million (a total maximum contingent cash consideration of $43.0 million) or reduced by $10.0 million, depending upon whether the Company is able to achieve targets relating to product distribution agreements. The earn-out payments are due 20 business days after completion of the Company’s audit for the fiscal year ending December 31, 2012. However, the earn-out payments may be accelerated in certain conditions. If there is a change-in-control of the Company (as defined in the Agreement) on or before April 18, 2012, then the earn-out payment would be deemed to be $23.0 million and would become due. If there is a change-in-control of the Company on or after April 18, 2012 and before December 31, 2012, then the earn-out payment would become due and the payment would range between $11.5 million and $23.0 million depending upon achievement against the adjusted EBITDA and revenue targets through the date of the change-in-control.

In addition, if either (i) Mark Lotter is terminated without cause (as defined in the Agreement) prior to December 31, 2012, or (ii) if the Company fails to meet certain obligations to appoint and retain Mark Lotter and Peter Barrett (or their replacements) on the Company’s Board through December 31, 2012, the earn-out payment would be deemed to be $23.0 million and would be due 20 business days after completion of the Company’s audit for the fiscal year ending December 31, 2012.

If the earn-out obligations are accelerated, the payment of the specified earn-out amount satisfies all of the Company’s obligations under the earn-out and no further payment is due. The earn-out and acceleration provisions are subject to various limitations and conditions specified in the Agreement.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the March 31, 2011 financial statements of SciClone and NovaMed, which were prepared under United States GAAP (“GAAP”). The acquisition is accounted for under the purchase method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under the purchase method of accounting, the total purchase price, calculated as described in Note 4 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of NovaMed based on their estimated fair values. Management has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets acquired and liabilities assumed of NovaMed that existed as of the date of completion of the acquisition.

3. Accounting Policies

As a result of the continuing review of NovaMed’s accounting policies, SciClone may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, SciClone is not aware of any differences that would have a material impact on the combined financial statements, except for the classification of sales taxes and surcharges related to promotion services, which Sciclone presents as part of the cost of revenues. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies, except for the classification of sales taxes and surcharges.

4. Purchase Price

The total consideration paid by SciClone at the closing date consisted of $24.7 million in cash, subject to adjustment based on the final closing balance sheet, and 8,298,110 shares of SciClone common stock valued at approximately $37.1 million (based upon the closing price of $4.47 on the NASDAQ stock market on April 18, 2011), subject to certain lock-up agreements. In addition, SciClone may pay up to an additional $43.0 million upon the successful achievement of revenue and earnings targets for the 2011 and 2012 fiscal years (the “earn out” or “contingent consideration”.)

The earn out is included in the total purchase price and is recorded as a long-term liability. The estimated fair value of the earn out is based on management’s assessment of the likelihood of whether, as of the closing date, the revenue and earnings targets would be achieved, and of the present value factors associated with the timing of the revenue and earnings targets. The shares of common stock issued by SciClone are subject to certain lock-up agreements, and are recorded at estimated fair value as of the closing date due to the present value factors associated with the lock-up agreements.

Management will remeasure the fair value of the earn out at each reporting period, with any changes in fair value being recorded in the current period’s consolidated statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

4. Purchase Price (continued)

For purposes of presentation in the unaudited pro forma condensed combined financial information, the estimated total purchase price for NovaMed is approximately $75.1 million, as follows (in thousands):

Cash consideration (subject to adjustment based on the final closing balance sheet)	$24,700

SciClone shares of common stock at estimated fair value on the closing date	31,530

Contingent consideration (earn out) at estimated fair value	18,870

Total consideration transferred	$75,100

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to NovaMed’s net tangible and intangible assets based on their estimated fair values as of the closing date. The preliminary allocation of the total purchase price to the net assets acquired is as follows (in thousands):

Cash	$3,897

Accounts receivable	7,508

Prepaids and other current assets	470

Depreciable property and equipment	83

Liabilities assumed	(5,761)

Deferred tax liability, net	(9,141)

Intangible assets – customer contracts and relationships	46,080

Goodwill	31,964

Total net assets acquired	$75,100

The acquisition brings additional, broad sales and marketing, as well as regulatory and extensive business capabilities and pharmaceutical assets, on the market as well as in the regulatory approval stage to its growing and profitable China focused specialty pharmaceutical business, and thus SciClone expected under the purchase method of accounting the purchase price would primarily be attributable to the value of the customer contracts and relationships intangible assets and goodwill. No portion of the total purchase price was allocated to in-process research and development intangible assets. Subsequent adjustments to these assets, such as the fair value remeasurement of goodwill and the amortization of intangible assets as required by GAAP, may have a significant non-cash impact to SciClone’s results of operations in the future.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

5. Unaudited Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the total purchase price, to reflect amounts related to NovaMed’s net tangible and intangible assets at an amount equal to the estimated fair values on the closing date, and to reflect changes in amortization expense resulting from the estimated fair value adjustments to net intangible assets. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements presented below and with the separate historical financial statements of SciClone and NovaMed.

Pro Forma Condensed Combined Balance Sheet as of March 31, 2011

(a)	Reflects the total cash consideration paid on the closing date of $24.7 million (which is subject to adjustment based on the final closing balance sheet), and payoff of $3.3 million convertible promissory note and $0.2 million derivative liability.

(b)	Reflects the portion of the total purchase price allocated to customer contracts and relationships intangible assets acquired as part of the acquisition based on the fair values assigned on the closing date.

(c)	Reflects the portion of the total purchase price allocated to goodwill based on the estimated fair value of the total purchase price less the estimated fair values assigned to identifiable tangible and intangible assets acquired and liabilities assumed on the closing date.

(d)	Reflects the adjustment of $3.7 million made to the prepaid and intangible assets to arrive at the estimated fair values on the closing date.

(e)	Reflects the payoff of the convertible promissory note and derivative liability as of the closing date.

(f)	Reflects the estimated fair value of the earn out due upon the achievement of revenue and earnings targets.

(g)	Reflects the adjustment of $9.1 million to deferred tax liability, net associated with the customer contracts and relationships intangible assets recognized as part of the acquisition, representing a deferred tax liability of $11.5 million offset by deferred tax assets of $2.4 million.

(h)	Reflects the elimination of NovaMed historical equity as part of the acquisition and the issuance of SciClone shares of common stock as part of the total purchase price.

Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2011

(1)	Reflects the reclassification of sales taxes and surcharges related to promotion services to conform to SciClone’s accounting policy.

(2)	Reflects adjustment to amortization expense of $50,000 for the intangible assets recorded prior to the acquisition and of $0.9 million for the intangible assets acquired as part of the acquisition.

(3)	Reflects the elimination of interest expense recorded for the convertible promissory note which was paid off at the closing date.

(4)	Reflects the elimination of fair value changes in derivative liabilities recorded for the convertible promissory note which was paid off at the closing date.

(5)	Reflects the estimated tax benefit as a result of recognizing the deferred tax liability due to the acquisition.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

5. Unaudited Pro Forma Adjustments (continued)

Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2010

(6)	Reflects the reclassification of sales taxes and surcharges related to promotion services to conform to SciClone’s accounting policy.

(7)	Reflects the adjustment to amortization expense of $0.3 million for the intangible assets recorded prior to the acquisition and of $3.4 million for the intangible assets acquired as part of the acquisition.

(8)	Reflects the elimination of interest expense recorded for the convertible promissory note which was paid off at the closing date.

(9)	Reflects the elimination of fair value changes in derivative liabilities recorded for the convertible promissory note which was paid off at the closing date.

(10)	Reflects the estimated tax benefit as a result of recognizing the deferred tax liability due to the acquisition.